Mueller Industries, Inc. Reports Fourth Quarter And Fiscal 2012 Results

MEMPHIS, Tenn., Feb. 5, 2013 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI) announced today that net income for the fourth quarter ending December 29, 2012 was $16.4 million, or 58 cents per diluted share, compared with net income of $12.9 million, or 34 cents per diluted share in the fourth quarter of 2011.

This 71 percent increase in per share earnings for the fourth quarter was principally due to the decrease in our outstanding shares. In September of 2012, Mueller repurchased 10.4 million of its outstanding common shares at $41 per share. There remain 28.1 million shares currently outstanding. Net sales for the fourth quarter of 2012 totaled $504.0 million compared with $491.4 million in the fourth quarter of the prior year.

Net income for the fiscal year totaled $82.4 million, or $2.31 per diluted share, on net sales of $2.19 billion. This compares to $86.3 million, or $2.26 per diluted share, on net sales of $2.42 billion in 2011. Included in net income was a favorable litigation settlement gain in the first quarter of 2011 of $10.5 million, or 18 cents per diluted share. The decrease in net sales was predominantly attributable to lower copper costs that impact the selling prices of our products. Copper prices decreased to an average of $3.61 per pound in 2012 compared with $4.01 per pound in 2011.

Financial and Operating Highlights

  For the fourth quarter of 2012, the Plumbing & Refrigeration segment posted operating income of $18.6 million on net sales of $293.3 million, which compares with operating income of $16.4 million on net sales of $277.0 million in the fourth quarter of 2011.
  The OEM segment reported operating income of $12.9 million on net sales of $213.6 million for the fourth quarter of 2012.  This compares with operating income of $12.0 million on net sales of $219.8 million in the fourth quarter of 2011.
  For 2012, net cash provided by operating activities was $108.3 million, ending the year with $198.9 million of cash on hand, equal to $7.08 per share.
  Capital expenditures during 2012 totaled $56.8 million.  The Company has additional improvement projects underway in its core manufacturing operations, which will reduce costs and increase capacity.

Business Outlook for 2013

Regarding the outlook for 2013, Greg Christopher, CEO said, "Mueller's business is significantly dependent on the housing and commercial construction industry. After more than five years of decline and stagnation, the industry finally appears to be gaining positive momentum.

"We note that Mueller was able to earn more than $100 million in operating income per year (except for 2009) during the difficult years following the housing bust and financial meltdown of 2007. We look forward to the anticipated recovery years with optimism."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "pro forma", "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Year Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net sales	$ 504,006	$ 491,384	$ 2,189,938	$ 2,417,797

Cost of goods sold	438,719	427,942	1,904,463	2,115,677
Depreciation and amortization	8,177	9,284	31,495	36,865
Selling, general, and administrative expense	32,247	33,009	129,456	135,953
Insurance settlement	-	-	(1,500)	-
Litigation settlements	(4,050)	-	(4,050)	(10,500)
Severance	3,369	-	3,369	-

Operating income	25,544	21,149	126,705	139,802

Interest expense	(1,179)	(2,549)	(6,890)	(11,553)
Other (expense) income, net	(424)	487	539	1,912

Income before income taxes	23,941	19,087	120,354	130,161
Income tax expense	(7,195)	(6,015)	(36,681)	(43,075)

Consolidated net income	16,746	13,072	83,673	87,086

Less net income attributable to noncontrolling interest	(378)	(144)	(1,278)	(765)

Net income attributable to Mueller Industries, Inc.	$ 16,368	$ 12,928	$ 82,395	$ 86,321

Weighted average shares
for basic earnings per share	27,782	38,001	35,332	37,835
Effect of dilutive stock-based awards	324	341	414	361

Adjusted weighted average shares
for diluted earnings per share	28,106	38,342	35,746	38,196

Basic earnings per share	$ 0.59	$ 0.34	$ 2.33	$ 2.28

Diluted earnings per share	$ 0.58	$ 0.34	$ 2.31	$ 2.26

Dividends per share	$ 0.125	$ 0.100	$ 0.425	$ 0.400

Summary Segment Data:
Net sales:
Plumbing & Refrigeration segment	$ 293,275	$ 277,001	$ 1,238,230	$ 1,330,435
OEM segment	213,610	219,813	974,606	1,119,795
Elimination of intersegment sales	(2,879)	(5,430)	(22,898)	(32,433)

Net sales	$ 504,006	$ 491,384	$ 2,189,938	$ 2,417,797

Operating income:
Plumbing & Refrigeration segment	$ 18,558	$ 16,404	$ 87,014	$ 84,761
OEM segment	12,884	12,036	67,087	72,670
Unallocated expenses	(5,898)	(7,291)	(27,396)	(17,629)

Operating income	$ 25,544	$ 21,149	$ 126,705	$ 139,802

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 29,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 198,934	$ 514,162
Accounts receivable, net	271,093	250,027
Inventories	229,434	219,193
Other current assets	47,733	43,317
Total current assets	747,194	1,026,699

Property, plant, and equipment, net	233,263	203,744
Other assets	123,698	117,161

	$ 1,104,155	$ 1,347,604

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$ 27,570	$ 41,265
Accounts payable	87,574	65,545
Other current liabilities	143,552	106,434
Total current liabilities	258,696	213,244

Long-term debt	207,300	156,476
Pension and postretirement liabilities	55,019	54,244
Environmental reserves	22,597	22,892
Deferred income taxes	20,910	14,856
Other noncurrent liabilities	1,667	1,130

Total liabilities	566,189	462,842

Total Mueller Industries, Inc. stockholders' equity	506,908	855,688
Noncontrolling interest	31,058	29,074

Total equity	537,966	884,762

	$ 1,104,155	$ 1,347,604

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended
	December 29,	December 31,
	2012	2011
	(Unaudited)
Operating activities:
Consolidated net income	$ 83,673	$ 87,086
Reconciliation of consolidated net income
to net cash provided by operating activities:
Depreciation and amortization	31,932	37,262
Stock-based compensation expense	6,136	3,482
Insurance settlement	(1,500)	-
Insurance proceeds - noncapital related	14,250	10,000
Loss (gain) on disposal of properties	1,411	(202)
Deferred income taxes	(1,284)	(4,190)
Income tax benefit from exercise of stock options	(2,528)	(853)
Changes in assets and liabilities, net of businesses acquired:
Receivables	(22,853)	28,487
Inventories	(4,834)	(15,678)
Other assets	(14,985)	460
Current liabilities	8,368	7,966
Other liabilities	9,345	(1,593)
Other, net	1,166	1,522

Net cash provided by operating activities	108,297	153,749

Investing activities:
Capital expenditures	(56,825)	(18,751)
Businesses acquired	(11,561)	(6,882)
Insurance proceeds for property and equipment	42,250	-
Net withdrawals from (deposits in) restricted cash balances	9,243	(3,055)
Proceeds from sales of properties	517	1,984

Net cash used in investing activities	(16,376)	(26,704)

Financing activities:
Dividends paid to stockholders of Mueller Industries, Inc.	(14,891)	(15,146)
(Repayment) issuance of debt by joint venture, net	(14,429)	6,162
Repayment of long-term debt	(149,176)	(750)
Issuance of long-term debt	200,000	-
Net cash (used) received to settle stock-based awards	(4,181)	3,880
Income tax benefit from the exercise of stock options	2,528	853
Repurchase of common stock	(427,448)	-
Debt issuance costs	(1,051)	(1,943)

Net cash used in financing activities	(408,648)	(6,944)

Effect of exchange rate changes on cash	1,499	(78)

(Decrease) increase in cash and cash equivalents	(315,228)	120,023

Cash and cash equivalents at the beginning of the period	514,162	394,139

Cash and cash equivalents at the end of the period	$ 198,934	$ 514,162

CONTACT: Jeffrey A. Martin, +1-901-753-3226